UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2022

SONOCO PRODUCTS COMPANY

(Exact name of registrant as specified in charter)

South Carolina	001-11261	57-0248420
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 N. Second St.

Hartsville, South Carolina 29550

(Address of principal executive offices) (Zip Code)

(843) 383-7000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
No par value common stock	SON	New York Stock Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 18, 2022, the Board of Directors of Sonoco Products Company (the “Company”) adopted an Executive Officer Severance Plan (the “Severance Plan”) upon the recommendation of the Executive Compensation Committee of the Company to further attract and retain key personnel by providing select employees of the Company, including the named executive officers of the Company, with certain severance payments and benefits in the event of a qualifying termination of employment.

Pursuant to the terms of the Severance Plan, in the event a participant incurs a termination of service by the Company without “cause” or resigns from employment for “good reason” (each as defined in the Severance Plan), the participant will be entitled to receive (i) a cash amount equal to the participant’s base salary multiplied by 1.0 (or in the case of the Company’s Chief Executive Officer, multiplied by 2.0), payable as salary continuation over the one- or two-year period, as applicable, following the termination date; (ii) his or her bonus under the Company’s Performance-Based Annual Cash Incentive Plan or any successor plan thereto for the year in which the termination occurs, based on actual performance and pro-rated to reflect any partial year of employment; (iii) continuation of life insurance coverage at the active employee rate for six months following the termination date, and continuation of all other benefits under the Company’s benefit plans at active employee rates for 12 months following the termination date, to the extent permitted under the applicable Company plans and the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA); and (iv) outplacement services with value up to $25,000, to the extent utilized by the participant within one year of his or her termination date. In addition, the participant’s time-based and certain performance-based equity awards that would have vested in the 12 months following his or her termination date, had the participant continued in service, will continue to vest and become exercisable and payable, as applicable, on the regularly scheduled vesting date or, in certain circumstances, on March 15 of the year following the year of termination, and subject to the achievement of applicable performance goals.

The foregoing severance payments and benefits are subject to the participant’s timely execution and non-revocation of a general release of claims and continued compliance with certain restrictive covenants. In addition, these payments and benefits are subject to a “best net after-tax” provision in the event that the benefits would trigger excise tax penalties and loss of deductibility under Sections 280G and 4999 of the U.S. Internal Revenue Code.

The Severance Plan does not modify the rights of any employee with respect to the Company’s Change-in-Control Plan (the “CIC Plan”), a copy of which was previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 11, 2022. To the extent any amounts become payable to a participant under the CIC Plan, the CIC Plan and not the Severance Plan will govern the severance payments and benefits applicable to such participant.

The foregoing description of the Severance Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Severance Plan, a copy of which will be filed with the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOCO PRODUCTS COMPANY

Date: October 24, 2022	By:	/s/ John M. Florence, Jr.
		Name:	John M. Florence, Jr.
		Title:	Vice President, Tubes and Cores, U.S. and Canada, General Counsel and Corporate Secretary